Exhibit 10.34


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                             AGREEMENT FOR SALE AND

                              PURCHASE OF SHARES IN

                           HELONGJIANG SAVOY MINERLAS

                                   CO. LIMITED



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(1)  Savoy Resources Corporation, a Colorado corporation having its principal place of business at 18826 Pagentry Place, Monument, Colorado 80132, USA duly represented by Mr. Arthur Johnston its Chief Executive Officer ("the Vendor")

AND

(2) Black Dragon Resources Ltd. a Mauritius GBC2 company having its registered office C/o Lion International Management Ltd. 3rd Floor, Wing B. Cyber Tower, Ebene, Mauritius duly represented by M. Christopher Harborne its director ("the Purchaser")

Hereinafter referred to as the Vendor and the Purchaser respectively and sometimes collectively referred to as the "Parties')

BACKGROUND

A. The Vendor is a party to a Joint Venture Agreement (JVA) dated 20 May 2004 with The First Institute of Geological Exploration of Hellongjiang Province (hereafter referred to as "FGI"), a Chinese legal entity established and existing under the laws and regulations of the People's Republic of Chine (hereinafter referred to as 'China') and having its legal address at No. 25 Xiangyang Street, Mudanjiang City, Hellongjiang province. China.

B. The Vendor and FGI have formed a Joint Venture Enterprise (as defined in the JVA) in accordance with the provisions of the JVA and the terns set out in Appendix A to the JVA. The said JVA together with all its Appendixes and/or Annexes are attached to this agreement (Schedule 1} and form and integral part thereof.

C. The Joint Venture Enterprise is named Hellongjieng Savoy Minerals Co. Ltd. or _______ in the Chinese language, ("the Company")

D. The Company which has its registered office at Flat 301-304, No. 25 Xiangyang Street, Mudangjiang City, Heilonhliang province, China has a registered capital of RMB 43,000,000.00 Yuan of which 40% equity (hereinafter referred to an the Shares and defined as specified hereunder) are currently held by the Vendor.



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E.   The Vendor has received a notice of default from FGI under the JVA for having failed to meet its contribution commitment.

F. The default has not been remedied in due time and the Vendor wishes to withdraw from the Company.

G. The Vendor therefore wishes to sell and the Purchaser wishes to purchase, the Shares for the consideration and on the terms and conditions set out in this agreement.

TERMS AND CONDITIONS

1. DEFINITIONS AND CONSTRUCTION

1.1      Defined Terms

In this agreement, unless the context requires otherwise:

Assets means the assets of the Company including without limitation the exclusive rights and licences (as defined in the JVA) to explore and develop the Sishan Forest Farm area, access to the exploration and development of all minerals in Hellongjiang Province and to the geological data (as defined in the JVA database of FGI and the assets listed in Schedule 2.

Business means the business of the Company.

Business Day means any day other than a Saturday, Sunday or statutory holiday in China.

Business Premises means all the land and buildings owned, occupied or used by the Company in connection with the Business.

Company Accounts means the audited management accounts of the Company for the year ended 31st December 2005 forming part of the Company Accounts.

Company Accounts Balance Sheet Date means 31st December 2005.

Encumbrance means any mortgage, lien, charge, pledge, security interest or other encumbrance.

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Intellectual Property means all intellectual and industrial property rights and interests (including common law rights and interests) owned or held by the Company or used by it in connection with the Business;

Interim Period means the period from the date of this agreement to the Settlement Date (both dates inclusive);

Settlement means settlement of the purchase of the Shares by the Purchaser;

Settlement Date means the date falling 5 Business Days after the date on which the conditions set out in clause 4.1 are satisfied or waived in accordance with clause 5 or such other date as the Vendor and the Purchaser may agree upon in writing and in any event not later than 15th June 2006;

Shares means the equity held by the Vendor in the Company and approved by the government authority (Bureau of Industry and Commerce Administration)

Tax includes any present or future tax, levy, impost, duty, charge, fee, deduction, premium or withholding of any nature and whatever called, imposed or levied by any governmental agency together with any interest, penalty, fine, charge, fee, or other amount imposed or made on or in respect of any of the foregoing, and Taxation and Taxes will be construed accordingly;

Warranties means the warranties and representations set out in Schedule 4 given by the Vendor to the Purchaser and includes the indemnity and undertakings in clause 10.

1.2   Construction
In the construction of this agreement, unless the context requires otherwise:

Background, clauses and Schedules: references to Background, clauses and Schedules are to background, clauses and schedules of this agreement and unless stated otherwise, a reference in a schedule to a clause is a reference to a clause in that schedule;

Business Days; anything required by this agreement to be done on a day which is not a Business Day will be done and be valid if done on the next succeeding Business Day;

Headings: the headings and sub-headings appear as a matter of convenience and will not affect the construction of this agreement;

Parties; references to any party include its directors, nominees, officers, shareholders, administrators, agents and successors and any permitted assigns



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of that party and where any party comprises more than one person that party will mean each of those persons jointly and severally;

Person: a reference to a person includes 3 reference to a body corporate, to a Governmental Agency and to an unincorporated body of persons;

Singular, Plural and Gender: the singular includes the plural and vice vena, and words importing any gender include the other genders;

Statutes and Regulations: a reference to an enactment or any regulations is a reference to that enactment or those regulations as amended, or to any enactment or regulations substituted for that enactment or those regulations.

2.  AGREEMENT FOR SALE AND PURCHASE

2.1  Agreement to Sell
The Vendor win sell, and the Purchaser will purchase, the Shares (or the consideration and on the terms and conditions set out in this agreement.

2.2  Entitlements with Shares
The Shares will pass to the Purchaser together with all rights, entitlements and privileges now or hereafter becoming attached to them including but not limited to me rights under the JVA and the addendums thereto and the rights and interest in the Company.

3. THE PURCHASE PFIICE

3.1  The Purchase Price
The purchase price for the Shares will be US $ 250,000.00 (United States Dollars Two Hundred and Fifty Thousand)

3.2  Payments
The Purchaser will pay or satisfy the purchase price to the Vendor in the following manner:

    3.2.1 the sum of US $50,000 upon approval by the board of the Vendor of the present agreement and upon the Purchaser receiving satisfactory evidence thereof.

    3.2.2 the balance of US $200,000 upon completion of the transfer and registration of the Vendor's shares in favour of the Purchaser including but not limited to the delivery of the share certificates held by the Vendor, declarations for the transfer of shares signed by the Vendor, written resignations of all nominees of the

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Vendor on the board of directors of the Company, written approval of the present transaction by any government structure of China;

3.3   Exclusivity and Confidentiality
In consideration of the Purchaser paying the sum of US $ 50,000 referred to in clause 3.2.) the Vendor agrees that from the data of this agreement, until the date filling 3 months following the data of this agreement, the Vendor will not enter into or engage in any discussions or negotiations with any other third party regarding the sale of the Business or all or part of the shares in the Company and that the Vendor will maintain the present agreement confidential in accordance with the terms of clause 13.2 hereunder.

4    CONDITIONS

4.1  Conditions
This agreement is conditional on:

    4.1.1 Due Diligence: The Purchaser conducting a due diligence (tax, legal and accounts verification) of the Company and being satisfied in all respects with the results of that due diligence;

    4.1.2 FGI: The Purchaser obtaining in writing, approval by FGI of the proposed transfer of the Shares and other warranties and undertakings including but not limited to confirmation by FGI that

          (a) the Company is in good standing and will continue in force notwithstanding the transfer of the Shares:
          (b) the Company holds valid licences and exclusive exploration licences and rights to explore and develop the Sishan Forest Farm area, access to the exploration and development of all minerals in Heilongjiang Province and to the geological database of FGI;
          (c) all rights, licences, authorisations and permits held by the Company will not be affected in any way and for any reason whatsoever owing to the transfer of the Shares and/or to the change of name, of the Company.

    4.1.3 Consent of Authorities: The Vendor obtaining any necessary consent
          (in writing) of any government or authority (Chinese, US or elsewhere) for the sale of the Shares to the Purchaser, such consent to be on terms reasonably acceptable and in a form approved by the Purchaser this also includes the registration

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filing and recording of this agreement with any such government or authority if applicable.

    4.1.4 Board Approval: The Vendor securing the approval of its Board of directors in accordance with the Vendor's constitution. A meeting to that effect shall be called as soon as practicable after the date of this agreement, the minutes of each meeting shall inter alla, specify, that the Board is duly empowered to enter into this contract, as well as the name of signatory to whom authority has been delegated to sign this agreement.

5    SATISFACTION OP CONDITIONS

5.1  Data for Satisfaction
The date for satisfaction of the conditions in:

     5.1.1 clauses 4.1,1 end 4.1.2 is 28 April 2006;

     5.1.2 clause 4.1.3, 4.1.4 is 28 April 2006;

or such other date that this Vendor and the Purchaser either generally or in any particular case may agree upon in writing.

5.2  Reasonable Endeavours
The Vendor and the Purchaser will each use best efforts to procure the satisfaction of the conditions in clause 4.1 and each will keep the other fully informed as to progress in procuring this satisfaction of conditions.

5.3  Waiver
The Vendor acknowledges that the conditions contained in clause 4.1 have been inserted solely for the protection of the Purchaser and the Purchaser may in its discretion waive any or all of such conditions.

5.4  Effect of Failure to Satisfy Conditions
If:

    5.4.1 any of the conditions in clause 4.1 is not satisfied or waived within the time prescribed or agreed under clause 5.1; or

    5.4.2 any consent, approval or clearance that is to be obtained under any of the conditions in clause 4.1 is obtained subject to conditions which the Purchaser considers to be unacceptable; or


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then this agreement will be voidable at the election of the Purchaser by notice in writing to the Vendor prior to that condition being satisfied or that consent, approval or clearance being obtained to the satisfaction of the Purchaser. On this agreement becoming void in these circumstances no party will have any rights against or obligations to the others except that the Vendor shall refund to the Purchaser the sum of USD 50,000 paid to the former in accordance with clause 3.2.1.

6.   VENDOR'S PRE-SETTLEMENT OBLIGATIONS

6.1  Pre-Settlement Investigations
The Vendor will ensure that the Purchaser and its representatives are given full access in normal business hours during the Interim Period to:

    6.1.1 the Business Premises, plant, machinery, equipment, books of account, files and records of the Company; and

    6.1.2 the Company's officers, employees and auditors;

for the purpose of establishing the financial and trading position of the Company, conducting the due diligence referred to in clause 4.1.1 and becoming familiar with the Business.

6.2  Conduct of the Company's Business during the Interim Period
The vendor must ensure that during the Interim Period the Company and, when relevant, the board of directors of the Company will:

    6.2.1 Carry on Business: operate and conduct the Business and use the Assets in the ordinary course of business and in substantially the same manner as it has done so to date;

    6.2.2 Maintain Goodwill: use all reasonable efforts to preserve intact the good name and reputation of the Company and the Business as well as its customer, supplier and employee relationships;

    6.2.3 Sale of Assets: not dispose of any of the Assets other than in the ordinary course of business and for full value without first obtaining the Purchase's written consent;

    6.2.4 No Encumbrances: not create or permit any Encumbrances to arise over the Company or any of the Assets;

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    6.2.5 Insurance: maintain the insurance policy/les (if any) of the Business and the Assets properly on a full replacement basis against all risks normally insured against by persons carrying on businesses similar to that of the Company, and not do or allow any act or omission that might render such insurance void or voidable or otherwise terminate it;

    6.2.6 Capital Assets: not acquire, dispose of or enter into any transaction in connection with any capital assets which would commit the Company to expenditure of more than US $10,000 without first obtaining the Purchaser's written consent;

    6.2.7 Liabilities: not incur any financial obligation, whether direct, contingent, deferred or otherwise, or make any payment except in the ordinary course of business without first obtaining the Purchasers written consent;

    6.2.8 Contracts: not enter into any new contracts or arrangements or materially vary any existing contracts (other than In the ordinary course of business) without first obtaining the Purchaser's written consent;

    6.2.9 Claims: promptly notify the Purchaser of any lawsuits, claims, proceedings, investigations or adverse events which may occur, be threatened, brought, asserted or commenced against it, or any of its officers or employees involving the Company, the Business or the Assets in any way; and not admit, settle, compromise or otherwise deal with any such matter except in consultation with the Purchaser and with the Purchaser's prior written consent;

   6.2.10 Staff: not employ any new employees or change the basis of employment of any of the Company's employees, other than for routine replacement in the ordinary course of business of employees whose total employment cost to the Company will not exceed $80,000 per annum, without first obtaining the Purchaser's written consent;

   6.2.11 Constitution: not alter the Company's constitution without first obtaining the Purchaser's written consent;

   6.2.12 Share Capital: neither alter the Company's share capital from that described in Background A nor after any rights or restrictions attaching to any of the Shares;

   6.2.13 Distributions: not authorise any further dividends or make any further Distributions (whether of income or capital) or returns of capital to its shareholders or make any other advances to any shareholder or related person before the Settlement Date.

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7.   SETTLEMENT.

7.1  Time and Place of Settlement
Subject to this agreement becoming unconditional, settlement will take place on the Settlement Date at the offices of the Company or any other place agreed upon between the parties.

7.2  Settlement Obligations
Contemporaneously on the Settlement Date:

    7.2.1 the Vendor will deliver to, or where delivery is impracticable will place under the control of, the Purchaser;

          (a) Fulfilment of Conditions: Evidence, satisfactory to the Purchaser, of the satisfaction of the conditions in clauses 4.1.3, 4.1.4;

          (b) Transfers: Duly executed transfers of the Shares In registrable form to the Purchaser;

          (c) Share Certificates: The share certificates for the Shares, or if no share certificates have been issued, a certificate to that effect signed by a director of the Company and approved by the relevant authority;

          (d)  Directors' Resolution and Resignation of Directors and other
               Officers: A copy of a signed valid resolution of the directors of the Company, approving the transfer of the Shares and directing that the name or the Purchaser be entered in the Company's share register once the duly executed transfers have been delivered to the Company together with the written resignations of all nominees of the Vender on the board of directors of the Company or in any other capacity whatsoever, such resignations to take effect as at the Settlement date unless waived by the Purchaser and at no cost for the latter or the Company.

          (e)  Documents and Records:

               - the constitution (including a certified translation thereof In the English language) and certificate of Incorporation of Company (or certified copies of those documents), minute books of meetings of the directors and meetings the

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                    shareholders (in each case also containing any written
                    resolutions made), and all registers including the share register, the register of directors, the register of charges and the interests register;

               - all material documents of title, leases, licences and securities (whether negotiable or otherwise) and all agency agreements which are in the possession, or under the control, of the Company;

               - all insurance policies, accounting records and other books, documents and records relating to the affairs of the Company which are in the possession, or under the control, of the Company;

          (f) Encumbrances: Evidence satisfactory to the Purchaser that the Shares and the Assets have been released and discharged as at the Settlement Date from any Encumbrances;

          (g) Assets: All the Assets of the Company as defined in Clause 1.1 and detailed in Schedule 2 including but not limited to geological charts of the areas in which exploration activities took place in various scales, geological samples in various scales, laboratory analysis, trenching data, shadow well and drilling data, any other data related to geology, geophysics, aerial data, geochemistry and remote sensing geological data.

     7.2.2 the Purchaser will:

     (a) Purchase Price: pay the balance of the purchase price for the Shares In accordance with the provisions of clause 3.

All payments referred to in this clause 7.2 will be made in full in cleared funds immediately available for disbursement, free of any form of deduction.

8    Loss, DESTRUCTION OR DAMAGE

8.1  Loss, Destruction or Damage
If on or before the Settlement Date any of the Assets is lost, destroyed or damaged and such loss, destruction or damage has not been made good by repair or replacement by the Settlement Date, then the following provisions will apply:

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    8.1.1 If the less, destruction or damage is on the Settlement Date sufficient to affect the Company materially in the carrying on of the Business as it was before the occurrence of the loss, destruction or damage, the Purchaser may:

     (a) complete this purchase at the agreed purchase price, less a sum equal to the amount by which the insurance money (which the Purchaser is satisfied has been received or will be receivable by or on behalf of the Company in respect of such loss, destruction or damage) is insufficient to remedy the loss (including loss of profits), destruction or damage; or

     (b) cancel this agreement by serving on the Vendor notice in writing whereupon the Purchaser will be entitled to the return of any money paid by the Purchaser and neither party will have any right or claim against the other;


    8.1.2 If the loss, destruction or damage Is on the Settlement Date insufficient to affect the Company materially in the carrying on of the Business the Purchaser will complete the purchase at the agreed purchase price less a sum equal to the amount of the diminution in value of the Business.

9    WARRANTIES

9.1  Vendor's Warrants
The Vendor gives the warranties set out in Schedule 4 to the Purchaser.

     9.2 Limitations on Warranties

          9.2.1 Time Limits: The Purchaser will not be entitled to make or pursue any claim for a breach of Warranty unless the Purchaser gives the Vendor written notice of the claim setting out all particulars of the grounds on which it is based. Insofar as any claim is made the notice must be given no later.

          9.2.2 Amounts of Claims: The Purchaser will not be entitled to make or pursue any claim for a breach of Warranty unless the amount of that claim exceeds $10,000.

9.3   Operation of Warranties
The Warranties are given on the date of this agreement and will be deemed to be repeated on the Settlement Date with reference to the fact then existing.

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9.4   Qualifications
Where any of the Warranties to qualified by the expression "the best of the Vendor's knowledge and belief" or any similar expression, that Warranty is deemed to include an additional statement that it has been made after due, diligent and careful enquiry and that the Vendor has used its best endeavours to ensure that all information given in the Warranty is true, complete and accurate in all aspects.

9.5   Conduct of the Company
The Vendor will ensure that the Company refrains from doing or omitting to do any act or thing during the Interim Period which would render any of the Warranties untrue if given at any time before the Settlement Date.

9.6   Obligation to Disclose
The Vendor will immediately disclose to the Purchaser any matter or thing which arises, or becomes known to the Vendor during the Interim Period which is inconsistent with any of the Warranties or which might render any of them misleading to a purchaser for value of the Shares.

9.7   Breach of Warranties
If on or before the Settlement Date, it is found that any of the Warranties is in any material respect, untrue, incorrect or unfulfilled, then the Purchaser may by notice in writing to the Vendor cancel this agreement. However:

    9.7.1 the failure to exercise this right will not constitute a waiver of any other rights of the Purchaser arising from a breach of any such Warranty;

    9.7.2 the exercise of this right will b<< without prejudice to any other rights or remedies available to the Purchaser under this agreement, lit law or in equity.

10   VENDOR'S INDEMNITY AND UNDERTAKING

10.1   Indemnity
The Vendor will indemnity the Purchaser, FGI and the Company against any loss, claim, damage, expense, liability or proceeding suffered or incurred (certain and/or contingent) at any time by the Purchaser, FGI and the Company howsoever arising and/or as a direct or Indirect result of any breach of any of the Warranties or any of the Vendor's obligations or undertakings contained or implied in this agreement.


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10.2  Effect of Failure to make full provisions for liabilities

    10.2.1 Defined Term: For the purposes of this clause 10.2, liability includes;

     (a) all Taxes which the Company may have to pay for any period preceding the Company Accounts Balance Sheet Date or for any period between the Company Accounts Balance Sheet Date and the Settlement Date;

     (b) any other amount arising out of or in relation to any event which happened oh or before the Company Accounts Balance Sheet Date or on or before the Settlement Date;

to the extent to which those Taxes or amounts were not fully provided for in the Company Accounts or in the Company's financial records for the period from the Company Accounts Balance Sheet Date to the Settlement Date.
Provision of or for, or reference to, any amount or liability by way of note to any part of the Company Accounts or financial record for the period from the Company Accounts Balance Sheet Date to the Settlement Data will not constitute a provision of or for that amount in such accounts or records.

   10.2.2 Vendor to pay liabilities on demand: If it is discovered that a liability of the Company (whether contingent or otherwise) existed at me Company Accounts Balance Sheet Date but was not fully provided for in the Company Accounts, or existed at the Settlement Date but was not fully disclosed in the Company's financial records for the period from the Company Accounts Balance Sheet Date to the Settlement Date, then when the liability becomes due and payable, the Vendor will pay on demand to the Purchaser a sum equal to the amount of the liability in proportion to his shareholding.

   10.2.3 Purchaser's other rights not affected: The Purchaser's rights under this clause 10.2 will be without prejudice to any other rights or remedies available to the Purchaser under this agreement, at law or in equity.

11   VENDOR'S DEFAULT ON SETTLEMENT

11.1 Settlement Notice
If the Vendor (for reasons other than the default of the Purchaser) fails to settle the sale in accordance with clause 7 on the Settlement Date, then the Purchaser, by notice in writing, may require the Vendor to settle the sate within 10 Business Days of receipt of the notice.


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11.2  Remedies
If the Vendor fails to comply with the terms of the Purchaser's notice (time being of the essence) then without further notice and without prejudice to any other rights or remedies available to the Purchaser at law or in equity, the Purchaser may:

   11.2.1 sue the Vendor for specific performance; or

  11.2.2. cancel this agreement and require the Vendor to repay immediately to the Purchaser any money paid on account of the purchase price, with interest on such sum(s) at the prevailing legal rate calculated on a daily basis from the date or dates of payment by the Purchaser until repayment.

11.3 Purchaser may sue for specific performance without giving settlement notice

Nothing in this clause will preclude the Purchaser from suing for specific performance without giving a Settlement Notice.

12     DEFAULT BY THE PURCHASER

12.1   Default Notice
if the Purchaser;

   12.1.1 fails to pay any part of the purchase price or any other payment under this agreement on the date it is due; or

   12.1.2 fails to perform or observe any other agreements or stipulations the Purchaser is required to perform or observe under this agreement.

then the Vendor, by notice in writing, may notify the Purchaser of the default and require the Purchaser to remedy the default within 10 Business Days of receipt of the notice,

12.2     Remedies
If the Purchaser falls to remedy the default within 10 Business Days of receipt of the Vendor's notice (time being of the essence) then without further notice and without prejudice to any other rights or remedies available to the Vendor at law or in equity, the Vendor may:

   12.2.1 sue the Purchaser for specific performance, including payment of the unpaid balance of the purchase price which, on the Purchaser's failure to remedy the default in terms of the Vendor's notice, will be


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          deemed to have become immediately due and payable, even though the due date for payment may not have arrived; or

   12.2.2 cancel this (agreement and pursue all or any of the following remedies:

     (a) forfeit and retain for the Vendor's benefit as liquidated damages any sum paid by the Purchaser to the Vendor under this agreement;

     (b)  re-enter upon and take possession of the Business Premises;

     (c) resell the Stares or any part of the Shares on such terms and Conditions as the Vendor thinks fit.

13   MISCELLANEOUS CLAUSES

13.1 Notices
If any party wishes to give to or serve on another part/ any notice, claim, demand or other communication (notice) under or in connection with this agreement, the notice will be sufficiently given or served if addressed to that party and delivered to the address of that party stated below, or in each case to such other address as trust party will have notified to the other parties for the purpose of this agreement. Any notice given under this agreement will be deemed given or served when so delivered personally or the next business day if sent by facsimile transmission or on the fifth Business Day if sent by express courier.

Vendor:           Savoy Resources Corporation
                  18826 Pagentry Place
                  Monument, Colorado 60132
                  USA
Attention.        The Chief Executive and Financial Officer


Purchaser:        Black Dragon Resourcss Ltd
                  C/o Lion International Management Ltd
                  3rd Floor, Wing B, Cyber Tower
                  Ebene, Mauritius

Attention:        M. Christopher Harbome

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13.2       Confidentiality
Both parties undertake to treat this agreement and the contends thereof as strictly private and confidential and agree not to divulge any information in relation thereto to any third party (except as may be required by law or by any Stock Exchange) without the written consent of the other party.

13.3       Further Assurances
Each of the parties agrees to execute and deliver any documents, including transfers of title, and to do all things as may reasonably be required by the other obtain the full benefit of this agreement according to its true intent.

13.4       No Waiver
No failure, delay or indulgence by any party in exercising any power or right conferred on that party by this agreement will operate as a waiver of such power or right. Nor will a single exercise of any such power or right preclude further exercises of that power or right or the exercise of any other power or right under this agreement.

13.6      No Assignment
Neither party may assign any of its rights, duties or obligations under or in terms of this agreement to any other party without the prior written consent of the other party save that the Purchaser may assign such rights, duties and obligations to one of its associated or subsidiary companies.

13.6     Sevarability
If any part of this agreement b held by any court or administrative body of competent jurisdiction to be illegal, void or unenforceable, such determination will not impair the enforceability of the remaining parts of this agreement which will remain in full force and effect.

13.7     Entire Agreement
This agreement constitutes the entire agreement between the parties on the sale and purchase of the Shares; it supersedes and extinguishes all earlier negotiations, understandings and agreements, whether oral or written, between the parties relating to the sale and purchase of the Shares and/or the Business and/or the Assets.

13.8     Governing Law/ Dispute and Arbitration
The present agreement shall be governed by the laws of Mauritius and all parties submit themselves to the exclusive jurisdiction of the Mauritian Courts.

All disputes arising in connection with the present agreement shall be finally settled under the Rules of Concilation and Arbitration of the Permanent

Commercial Arbitration Court of the Mauritius Chamber of Commerce and industry by three Arbitrates appointed in accordance with said rules.

The Arbitration proceedings shall take place at Port-Louis, Mauritius and the language used during the arbitral proceedings shall be English.

13.9     Counterparts
This agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute the same instrument.

13.10    Non variation
No alteration or variations of this Agreement shall be of force or effect unless reduced to writing and signed by the parties or their duly authorised representatives.

13.11    Costs
Except as otherwise provided in this agreement, the parties will meet their own costs relating to the negotiation, preparation and implementation of this agreement

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IN WITNESS WHEREOF, The parties have caused 3 copies of this Agreement to be executed by their duly authorised officers on the dates and at the places indicated below.






Signed at Johannesburg    on this 8th Day of March, 2006
         -----------------        ----       -------

Savoy Resources Corporation by:

/s/ Arthur Johnson
----------------------------------------
Chief Executive  and Financial Officer/
Director


(duly authorised thereto)







Black Dragon Resources Ltd
Signed by Christopher Harborne

/s/ Christopher Harborne
--------------------------------------
Director


(duly authorised thereto)

SCHEDULE 1: JOINT VENTURE AOREEMENT BETWEEN THE FIRST GEOLOGY EXPLORATION OF HEILONOJIANG PROVINCE AND SAVOY RESOURCES CORPORATION

SCHEDULE 2: ASSETS

(clause 1)

All the assets of the Company at the close of business on the Settlement Date including, but not limited to:

All real property and leases of real property, in each case together with all buildings, fixtures and other appurtenances;

All plant, machinery, equipment supplies and office furniture;

All motor vehicles;

All stock on hand;

All accounts and other receivables and all cash and cash equivalents on hand and banks;

The Intellectual Property;

All rights under all contracts, agreements, teases, licences, sales and purchase orders and other commitments.

All books of account records, files, invoices, customer and supplier lists and other information relating to the Company or employed in the Business;

All other assets, rights, interests and claims of every kind, real or personal, tangible or intangible, including without limitation, all assets used in the operation of any business carried on by the Company.

All assets listed in the attached assets register.

SCHEDULE 3:   COMPANY ACCOUNTS

SCHEDULE 4: WARRANTIES (Clauses 1 to 9)

1    Full Authority

The Vendor is duly authorized to enter into and perform this agreement, and this agreement is the legal, valid and binding agreement of the Vendor enforceable against the Vendor in accordance with its terms.

2    Company
2.1  The capital of the Company is accurately described in Background D

2.2 There are no outstanding options or agreements which entitle any person to subscribe for or otherwise be allotted shares in the capital of the Company.

2.3 The Shares confer 40%% of the voting power at a general meeting of the Company and entitlement to distribution of 40% of the net profits of the Company.

2.4 No meeting has been convened or resolution proposed, or statement of claim or other proceeding presented or notice issued which contains grounds, and no order has been considered or made, for the liquidation of the Company. No distress, execution or other similar order or process has been levied or threatened or issued and may be levied on any of the property of the Company. No voluntary arrangement has been proposed or reached with any creditor of the Company. No receiver or liquidator or other statutory officer or officer of the Court has been appointed in relation to the Company.

3.   Unencumbered Property
The Shares will at Settlement be sold, free of all Encumbrances.

The Assets are the exclusive and absolute property of the Company and will at Settlement be free of all Encumbrances.

The Assets comprise all of the assets used {as at the Settlement Date)in connection with this Business and constitute all of the assets which are necessary to allow the Company to fully and effectively conduct the Business in the same manner and extent as conducted by the Company as at the date hereof.

4    Full Disclosure
All information relating to the Company, which is or might be material for the reasonable evaluation of the financial condition, profitability or prospects of the Company or value of the Shares, has been fully and accurately disclosed to the Vendor in a manner which would not mislead a reasonable purchaser as to the Vendor of the Company.

4.1 The advice, answers to questions, information, books and records given or shown to the Vendor is accurate and not misleading in its form and/or the context in which it is provided and is not misleading by reason of the omission of any particular which is material to any such information in the form and context which that information is provided.

5    Company Accounts
The audited financial statements of the Company for the year ended 31 December 2005 and the Company Accounts have been prepared in accordance with international accounting standard and so as to give a true and fair view of the matters to which they relate.

6    Books and Records
The Company holds, and has fully and accurately maintained, all records, statutory books and books of account which it is bound by law to keep or to hold.

7.   Territorial/Government Authority Requisitions
The Company has not received any notice nor has the Company any knowledge of any requisition or outstanding requirement of any territorial or government authority in respect of the Business or any of the Assets or of any pending or threatened requisition or requirement.

8.   Statutory Compliance, Approvals and Contents
8.1 The Company has not failed to comply in any material way with applicable laws, orders, rules, regulations and by-laws which would adversely affect the Business or any of the Assets to a material extent.

8.2 The Company holds all licences, approvals, authorisations and consents which are required to enable the Company to carry on the Business fully and effectively. The Company is not carrying on business in breach of the provisions of any such licences, approvals, authorisations or consents or of any conditions attaching to them, and has had no notice that any of these licences, approvals, authorisations or consents have been or are likely to be cancelled, refused or qualified in any way.

8.3 The sale of the Shares will not invalidate or in any other way adversely affect any of the licences, approvals, authorisations and consents referred to above.

9    Condition of Plant, Equipment and Machinery
The items of plant, equipment and machinery which form part of the Assets are in good order and condition having regard to their age.

10   Asset Disposal and Acquisition
Since the Company Accounts Balance Sheet Date the Company has not disposed of any of the Assets other than current assets disposed of in the ordinary course of business, or acquired any assets other than current assets acquired in the ordinary course of business of business, or made any loans.

11   New Liabilities, Capital Commitments
Since the Company Accounts Balance Sheet Date; there has been no material adverse change in the financial position of the Company, there have been no Distributions, the Business has been carried on in the ordinary course of business, and the Company has neither incurred any financial obligation (whether direct, contingent, deferred or otherwise) nor entered into any material capital commitment.

12   Other Obligations
The Company is not affected by any material commitment or obligation which has not been reflected in the Company Accounts or specifically approved by the Purchaser in writing or specifically disclosed to the Purchaser before the date of this agreement.

13   Insurance
13.1 All the Assets of an insurable nature are, and will until Settlement remain, insured on a full replacement basis against fire, earthquake and war damage and such other risks (including public liability) as it is commercially desirable to insure against having regard to the nature of the Business.

13.2 All premiums payable under the insurance policies taken out in connection with the Business and the Assets have been paid in due time, and nothing has been done or omitted which would make any insurance policy void or voidable.

13.3 No claim under any insurance policy taken out in connection with the Business and/or the Assets is outstanding and there are no circumstances likely to give rise to such a claim.

14   Proceedings or Pending Proceedings
The Company is not involved, whether as plaintiff or defendant or otherwise, in any legal action, proceedings or arbitration whether in connection with the Business or any of the Assets (other than normal debt collection by the Company) or otherwise, and no prosecution, legal action, proceedings or arbitration of material importance is threatened against the Company.

15   Name Protection
The Company has not resolved to change its name and has neither consented to the adoption of a similar name by another person (other than the Purchaser).

16   Employees
16.1 All contracts of service between the Company and its officers and employees are determinable by not more than 3 months notice.

16.2 The Company is not a party to a contract or arrangement with any officer or employee of the Company under which that person is entitled to acquire or receive shares in the Company or to receive a share of income or profits or a bonus calculated on turnover, income or profits or any component of any of them, or any similar benefit other than profit share payable to those senior executives which have been disclosed to the Purchaser.

16.3 There are not now end will not on the Settlement Date be in existence any retirement, death or disability benefit schemes for officers or employees or obligations to or in inspect of any present or past directors or employees with regard to retirement, redundancy, death, sickness or disability pursuant to which the Company is or may become liable to make any payments.

16.4 Since the Company Accounts Balance Sheet Date the Company has not incurred any liability for redundancy payments or for compensation payments for loss of office or wrongful dismissal, or in respect of retirement, death, sickness or disability and no gratuitous or voluntary payment has been, or will be, made or promised by the Company in respect of any director or employee.

16.5 The Company has complied in all material respects with the provisions of all applicable industrial legislation and similar agreements.

16.6 Since the date of this agreement, no senior management staff employed by the Company in connection with the Business at that date have ten or given notice that they intend to leave the employment of the Company.

16.7 There are no loans or other financial accommodation owing to the Company by any officer or employee of the Company on Settlement.

17   No Industrial Disputes
The Company is not involved in any industrial or other dispute or negotiations of material importance with any trade union, body of employees or employee.

18   Intellectual Properly
18.1 The Company has taken all steps necessary or desirable for the full protection of, and has full entitlement to use, all Intellectual Property owned, held or used by the Company in connection with the Business.

18.2 The operations of the Business does not infringe any patent, trade mark, service mark, copyright, Industrial design or any other right or interest of any kind vested in any other party or give rise to any royalty or similar payments to any other party.

18.3 The sale of the Shares by the Vendor will not cause the Purchaser to lose any benefits in relation to Intellectual Property, or increase the costs to the Purchaser of retaining any such benefits.

18.4 There has not been any unauthorised disclosure of any or the financial or other confidential information of the Business.

19   Contracts
19.1 No contract or arrangement to which the Company is a party will be determined or is able to be determined by a party other than the Company, and the Business will not lose the benefit of any right or privilege which it enjoys and which is material to the Business, or will be otherwise adversely affected, by the Vendor entering into and performing this agreement.

19.2 The Company is not knowingly in breach of any contract or arrangement to which it is a party; nor is the Company a party to any contract or arrangement which it knows may be void or voidable at the instance of any other party.

19.3 The Company is not a party to any long-term contract or to any contract of an unusual or abnormal nature or outside the ordinary course of the Business, or any contract which contains any onerous provision material for disclosure to an intending purchaser of the Company.

19.4 The Company is under no liability or obligation to guarantee, perform, or assume or provide funds to satisfy any obligation of any person. No letter of comfort has been given by the Company.


19.5 The Company is not a party to any contract or arrangement with the Vendor or any person related to or associated with any of the Vendor, or for the benefit of the Vendor or any such person which has not been specifically disclosed to the Purchaser before the date of this agreement in such a manner that the implications for the Company of such contract or arrangement would be evident to a reasonable Purchaser.

19.6 The Company has not made any offers, tenders or quotations which are still outstanding and capable of giving rise to a contract by the unilateral act of another person, other than in the ordinary course of business on customary and normal terms.

20   Business Premises
20.1 All leases of premises occupied by the Company are current, valid and enforceable leases providing secure tenure to the Company, and the Company is not in default under any such lease. The Company has no liability under any lease previously held by the Company or relating to its previous occupancy or entitlement to any property.

21   Taxation
21.1 Provision in Accounts: The provision for Tax included in the Company Accounts is sufficient to cover all Taxation for which the Company was at the Company Accounts Balance Sheet Date, or may after that date become or have become, liable:

21.1.1 on or in respect of or by reference to any profits, gains or income (Including deemed profits, gains or income) for any period ended on or before the Company Accounts Balance Sheet Date; or

21.1.2 In respect of any distribution or payment made or transaction or arrangement entered into, or event occurring, on or before the Company Accounts Balance Sheet Date.

21.2 Payments under deduction: All deductions or withholdings of Tax from distributions or payments (of any description or nature) by or to the Company to or from any person on or before Settlement which ought to have been made, have been so made, and:

21.2.1 the Company has (where required by law to do so) accounted to China Inland Revenue Department (or similar Authority) for any Tax so deducted or withheld by them on a timely basis and before additional tax or penalties or interest can accrue.

21.2.2 provision for the payment of the same at a future date has been made in the Company Accounts or the amounts that were deducted or withheld have been retained in full by and are available to the Company pending their payment to the China Inland Revenue Department.

21.3 Disclosure. The Company has complied with all the disclosure requirements specified in the China Income Tax Act or any other similar Tax legislations and any other Act or any regulation made under the Income Tax Acts or other Tax legislations and any other legislation where disclosures in relation to taxation are required.

21.4 Returns: The Company has, within the requisite time limits specified by legislation, duly made all returns, paid all amounts of Tax required to be made in respect of those returns, given all notices, made all elections, and supplied all required information to the China Inland Revenue Department or any other competent Tax authority in any part of the world, and all such returns, notices, elections end information were accurate in all material respects and made on the proper basis and are not, to the best of the Vendor's knowledge and belief, the subject of any dispute (whether initiated by a notice of proposed adjustment or assessment or otherwise) or likely to be the subject of any dispute with the relevant authorities.

21.5 Disputes: No relevant authority has issued a notice of proposed adjustment or demand or a new assessment or other written advice regarding or relating to the payment of or liability for any Tax or the reduction in any losses, credits or other relief against any the Company and no dispute with any such relevant authority is currently pending or ongoing.

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